UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 5, 2010 (March 1, 2010)
American Claims Evaluation, Inc.

(Exact name of registrant as specified in its charter)

New York	0-14807	11-2601199

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

One Jericho Plaza, Jericho, New York	11753

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (516) 938-8000

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On March 1, 2010, American Claims Evaluation, Inc. (the “Company”) received a deficiency letter from The Nasdaq Stock Market indicating that for 30 consecutive business days the Company’s common stock had a closing bid price below the $1.00 minimum closing bid as required for continued listing set forth in Nasdaq Listing Rule 5550(a)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided a grace period of 180 calendar days, or until August 30, 2010, to regain compliance with this requirement.
At this time, this notification has no effect on the listing of the Company’s common stock on The Nasdaq Capital Market.
The Company can regain compliance with the minimum closing bid price rule if the bid price of its common stock closes at $1.00 or higher for a minimum of 10 consecutive business days during the initial 180 calendar day grace period, although Nasdaq may, in its discretion, require the Company to maintain a bid price of at least $1.00 per share for a period in excess of 10 consecutive business days (but generally no more than 20 consecutive business days) before determining that the Company has demonstrated the ability to maintain long-term compliance. If compliance is not achieved by August 30, 2010, the Company may be eligible for an additional 180 calendar day grace period if it meets The Nasdaq Capital Market initial listing criteria as set forth in Nasdaq Listing Rule 5505 other than the minimum closing bid price requirement. If the Company is not eligible for such additional grace period, or does not regain compliance during any additional grace period, Nasdaq will provide written notice to the Company that its securities will be delisted from The Nasdaq Capital Market. At such time, the Company would be able to appeal the delisting determination to the Nasdaq Listing Qualifications Department.

Exhibit 99.1	Press Release of American Claims Evaluation, Inc., dated March 5, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 5, 2010	AMERICAN CLAIMS EVALUATION, INC.
	By:	/s/ Gary Gelman
Gary Gelman
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 99.1	Press Release of American Claims Evaluation, Inc., dated March 5, 2010.

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